Exhibit 99.1

Spirit Airlines Signs Memo of Understanding for 75 Airbus Aircraft

Deal Includes 45 A320neo and 30 A320 Aircraft

MIRAMAR, Fla., Nov. 15, 2011 (GLOBE NEWSWIRE) — Spirit Airlines and Airbus announced today that they have entered into a non-binding memorandum of understanding (MOU) for a significant addition to Spirit’s existing aircraft purchase order with Airbus. The MOU contemplates an order of 75 A320 family aircraft consisting of 30 of the existing aircraft model and 45 of the A320neo (New Engine Option) aircraft.

These aircraft are in addition to the 33 aircraft not yet delivered under Spirit’s existing order and would be scheduled for delivery from 2016 through 2021.

The airline has not yet announced its engine selection for the A320s or the A320neos.

“We are excited to expand our partnership with Airbus and grow our fleet into the next decade,” said Ben Baldanza, President and CEO of Spirit Airlines. “These aircraft will allow Spirit to liberate more cities from their high fares, while giving passengers choices to customize their travel experience.”

The order outlined in the non-binding MOU is subject to the negotiation of definitive documentation and corporate approvals by both Airbus and Spirit.

The new aircraft will support Spirit’s targeted growth markets in the domestic United States, Caribbean and Latin America.

About Spirit Airlines

Spirit Airlines (Nasdaq:SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit’s modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

The Spirit Airlines logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9737

CONTACT:	Misty Pinson

Director, Corporate Communications

misty.pinson@spirit.com

954-628-4827/cell 954-918-9432

Manuel Jaquez

Senior Manager Commercial - Latin America

manuel.jaquez@spirit.com

954-628-4898